Exhibit 99

    United Bancorp, Inc.

  P. O. BOX 10 • MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK                 Fax:740/633-1448

We are United to Better Serve You!

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6154	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE: 11:00 AM            August 18, 2016

United Bancorp, Inc. Increases Quarterly Cash Dividend Payment by 10.0% to $0.11 per Common Share Producing a Forward Yield of 4.40%

MARTINS FERRY, OHIO ¿¿¿ On August 17, 2016, the Board of Directors of United Bancorp, Inc. (UBCP) increased the third quarter cash dividend payment to $0.11 per common share from the previous quarterly cash dividend rate of $0.10 per common share, a 10.0% increase. This increased cash dividend is a reflection of UBCP’s positive trend in core earnings, robust capital levels and goal of handsomely rewarding its shareholders by paying a solid cash dividend. This third quarter dividend payment will be for shareholders of record on September 9, 2016, payable on September 20, 2016, and produces a forward yield of 4.40%.

United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $420.1 million and total shareholder’s equity of approximately $42.4 million as of June 30, 2016. Through its single bank charter with its eighteen banking offices, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens and Fairfield and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “project,” “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.